Exhibit 99.1

                           EAST PENN BANK'S FORM 10-Q
                       FOR THE QUARTER ENDED JUNE 30, 2003

                                                                    Exhibit 99.1

                BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                              WASHINGTON, DC 20551

                                    FORM 10-Q

      |X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Quarterly Period Ended June 30, 2003

      Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 EAST PENN BANK
              (Exact Name of Registrant as Specified in it Charter)

                  Pennsylvania                               23-2609998
         (State or Other Jurisdiction of            (IRS Employer Identification
          Incorporation or Organization)                       Number)

                 731 Chestnut Street, Emmaus, Pennsylvania 18049
                    (Address of Principal Executive Offices)

                   Registrant's Telephone Number: 610-965-5959

      Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES |X| NO |_|

      Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

YES |_| NO |X|

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

      Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

      6,604,352 shares of common stock, par value $0.625 per share, outstanding as of July 31, 2003.

                                 EAST PENN BANK
                                      INDEX
                          QUARTERLY REPORT ON FORM 10-Q

                                                                            Page

Part  I. FINANCIAL INFORMATION

         Item 1. Financial Statements

                 Consolidated Balance Sheets                                   3
                    June 30, 2003 (Unaudited) and December 31, 2002

                 Consolidated Statements of Income (Unaudited)                 4
                    Three and six months ended June 30, 2003
                    and June 30, 2002

                 Consolidated Statements of Stockholders' Equity (Unaudited)   5
                    Six months ended June 30, 2003
                    and June 30, 2002

                 Consolidated Statements of Cash Flows (Unaudited)
                    Six months ended June 30, 2003 and June 30, 2002           6

                 Notes to Interim Consolidated Financial Statements
                    (Unaudited)                                                7

         Item 2. Management's Discussion and Analysis of Financial
                  Condition and Results of Operations                         11

         Item 3. Quantitative and  Qualitative Disclosures About
                  Market Risk                                                 19

         Item 4. Controls and Procedures                                      19

Part II. OTHER INFORMATION

         Item 1. Legal Proceedings                                            19

         Item 2. Changes in Securities and Use of Proceeds                    19

         Item 3. Defaults Upon Senior Securities                              19

         Item 4. Submission of Matters to a Vote of Security Holders          20

         Item 5. Other Information                                            21

         Item 6. Exhibits and Reports on Form 8-K                             21

SIGNATURES                                                                    23

EXHIBIT INDEX                                                                 24

ITEM 1. FINANCIAL STATEMENTS

                                 EAST PENN BANK
                           CONSOLIDATED BALANCE SHEETS

                                                           June 30,        December 31,
(In thousands)                                               2003              2002
                                                         (Unaudited)        (Audited)
                                                         -----------       ------------
  ASSETS
  Cash and due from banks                                 $   8,113         $   7,034
  Interest bearing deposits                                   1,179               495
  Federal funds sold                                            410             8,076
                                                          ---------         ---------
Cash and cash equivalents                                     9,702            15,605
  Interest bearing time deposits                                200               200
  Securities available for sale                              80,195            62,421
  Securities held to maturity                                 1,057             1,808
                                                          ---------         ---------
Total securities                                             81,252            64,229
  Mortgages held for sale                                     4,844             3,363
  Loans, net of unearned income                             188,692           176,987
    Less: allowance for loan losses                          (2,359)           (2,167)
                                                          ---------         ---------
      Total net loans                                       186,333           174,820

  Bank premises and equipment, net                            6,178             6,033
  Other real estate owned                                       277               359
  Bank owned life insurance                                   5,297             5,163
  Accrued interest receivable and other assets                2,169             2,305
                                                          ---------         ---------

         Total assets                                     $ 296,252         $ 272,077
                                                          =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Noninterest bearing                                  $  35,724         $  32,607
     Interest bearing                                       232,715           211,033
                                                          ---------         ---------
     Total deposits                                         268,439           243,640
  Federal funds purchased and securities
   sold under agreements to repurchase                        6,040             7,829
  Accrued interest payable and other liabilities                915               944
                                                          ---------         ---------

         Total liabilities                                  275,394           252,413

STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.625 per share;
     authorized 16,000,000 shares; none issued                   --                --
 Common stock, par value $0.625 per share
     authorized 40,000,000 shares; issued shares
     2003 7,748,358, 2002 7,746,758; outstanding
     shares 2003 6,604,152, 2002 6,602,552                    4,843             4,842
  Surplus                                                    12,410            12,402
  Retained earnings                                           6,075             5,497
  Accumulated other comprehensive income                      1,456               849
  Less: Treasury stock - at cost, 1,144,206 shares           (3,926)           (3,926)
                                                          ---------         ---------
         Total stockholders' equity                          20,858            19,664
                                                          ---------         ---------

         Total liabilities and
            stockholders' equity                          $ 296,252         $ 272,077
                                                          =========         =========

See Notes to Consolidated Financial Statements

                                 EAST PENN BANK
                        CONSOLIDATED STATEMENTS OF INCOME
            Three Months and Six Months Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                   Three Months Ended           Six Months Ended
                                                  --------------------        --------------------
(In thousands, except per share data)              2003          2002          2003          2002
                                                  ------        ------        ------        ------
Interest income
  Interest and fee income on loans                $2,876        $2,863        $5,727        $5,627
  Securities:
     Taxable                                         564           605         1,118         1,157
     Tax-exempt                                      143           147           279           295
  Other                                               34            21            64            65
                                                  ------        ------        ------        ------
         Total interest income                     3,617         3,636         7,188         7,144

Interest expense
  Deposits                                         1,112         1,313         2,285         2,747
  Federal funds purchased and securities
    sold under agreements to repurchase                9            30            18            60
                                                  ------        ------        ------        ------
         Total interest expense                    1,121         1,343         2,303         2,807
                                                  ------        ------        ------        ------

         Net interest income                       2,496         2,293         4,885         4,337

  Provision for loan losses                          114            87           228           174
                                                  ------        ------        ------        ------

         Net interest income after
           provision for loan losses               2,382         2,206         4,657         4,163

Other income
  Customer service fees                              239           212           452           388
  Gain on sale of securities                           5            --             5            --
  Mortgage banking activities                        113            53           211           139
  Income from investment in life insurance            68            68           134           138
  Other income                                        55            29           129            94
                                                  ------        ------        ------        ------
         Total other income                          480           362           931           759

Other expense
  Salaries and wages                                 836           751         1,655         1,521
  Employee benefits                                  260           231           531           431
  Occupancy                                          128           142           295           283
  Equipment                                          202           183           365           352
  Other operating expenses                           567           502         1,097           996
                                                  ------        ------        ------        ------
         Total other expense                       1,993         1,809         3,943         3,583
                                                  ------        ------        ------        ------

         Income before income taxes                  869           759         1,645         1,339

  Federal income taxes                               218           183           406           301
                                                  ------        ------        ------        ------

         Net income                               $  651        $  576        $1,239        $1,038
                                                  ======        ======        ======        ======

Basic earnings per share                          $ 0.10        $ 0.09        $ 0.19        $ 0.16

Diluted earnings per share                        $ 0.10        $ 0.09        $ 0.19        $ 0.16

Cash dividends per common share                   $ 0.10        $ 0.06        $ 0.10        $ 0.06

See Notes to Consolidated Financial Statements

                                 EAST PENN BANK
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            For the Six Months Ended
                         June 30, 2003 and June 30, 2002
                                   (Unaudited)

                                                                                      Accumulated
                                                                                         Other
                                           Common                       Retained     Comprehensive     Treasury
(In thousands)                              Stock        Surplus        Earnings     Income (Loss)       Stock            Total
                                           -------------------------------------------------------------------------------------
Balance, December 31, 2001                 $4,842        $12,402        $ 3,490         ($  233)        ($3,926)        $ 16,575
 Comprehensive income:
 Net income                                    --             --          1,038              --              --            1,038
 Changes in net unrealized gains
   (losses) on securities available
   for sale                                    --             --             --             761              --              761
                                                                                                                         -------

     Total comprehensive income                                                                                            1,799
                                                                                                                         -------

Cash dividend of $0.06 per share
   payable 7/31/02 as of 6/30/02
   record date                                 --             --           (396)             --              --             (396)
                                           -------------------------------------------------------------------------------------

 Balance, June 30, 2002                    $4,842        $12,402        $ 4,132         $   528         ($3,926)        $ 17,978
                                           =====================================================================================

Balance, December 31, 2002                 $4,842        $12,402        $ 5,497         $   849         ($3,926)        $ 19,664
Comprehensive income:
Net income                                     --             --          1,239              --              --            1,239
Changes in net unrealized gains
   (losses) on securities available
   for sale                                    --             --             --             607              --              607
                                                                                                                         -------

     Total comprehensive income                                                                                            1,846
                                                                                                                         -------

Exercise of 1,600 common stock
   options                                      1              8             --              --              --                9

Cash dividend of $0.10 per share
payable 6/30/03 as of 6/16/03
   record date                                 --             --           (661)             --              --             (661)
                                           -------------------------------------------------------------------------------------

   Balance, June 30, 2003                  $4,843        $12,410        $ 6,075         $ 1,456         ($3,926)        $ 20,858
                                           =====================================================================================

See Notes to Consolidated Financial Statements

                                 EAST PENN BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                                    Six Months Ended June 30,
(In thousands)                                                        2003             2002
                                                                    --------         --------
CASH FLOWS from OPERATING ACTIVITIES
  Net income                                                        $  1,239         $  1,038
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Provision for loan losses                                              228              174
  Provision for depreciation and amortization                            271              128
  Net amortization of securities premiums and discounts                  212               23
  Net realized (gain) on sale of securities                               (5)              --
  Proceeds from sale of mortgage loans                                24,531            9,489
  Net gain on sale of loans                                             (388)            (139)
  Loans originated for sale                                          (25,624)          (7,907)
  Earnings on investment in life insurance                              (134)            (139)
  (Increase) in accrued interest receivable
     and other assets                                                   (177)             (87)
  Increase (decrease) in accrued interest payable
     and other liabilities                                               (29)            (153)
                                                                    --------         --------

         Net cash provided by (used by) operating activities             124            2,427
                                                                    --------         --------


CASH FLOWS from INVESTING ACTIVITIES
  (Increase) in interest bearing time deposits                            --             (400)
  Purchases of available for sale securities                         (33,057)         (15,883)
  Proceeds from maturities of and principal repayments
     on available for sale securities                                 11,575            4,770
  Proceeds from sale of securities                                     4,422               --
  Proceeds from maturities of and principal repayments
     on held to maturity securities                                      750               52
  Proceeds from the sale of other real estate owned                       82               --
  Net increase in loans                                              (11,741)         (18,245)
  Purchases of bank premises and equipment                              (416)            (373)
                                                                    --------         --------

         Net cash used in investing activities                       (28,385)         (30,079)
                                                                    --------         --------

CASH FLOWS from FINANCING ACTIVITIES
  Net increase in deposits                                            24,799           16,457
  Net increase (decrease) in federal funds purchased and
     securities sold under agreements  to repurchase                  (1,789)           3,600
  Proceeds from the exercise of stock options                              9               --
  Dividends Paid                                                        (661)              --
                                                                    --------         --------

         Net cash provided by financing activities                    22,358           20,057
                                                                    --------         --------

         Increase (decrease) in cash and cash equivalents             (5,903)          (7,595)

  Cash and cash equivalents:
    Beginning of period                                               15,605           14,954
                                                                    --------         --------

    End of period                                                   $  9,702         $  7,359
                                                                    ========         ========

SUPPLEMENTAL DISCLOSURES of CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                        $  2,436         $  3,361
                                                                    ========         ========

    Federal income taxes                                            $    380         $    243
                                                                    ========         ========

SUPPLEMENTAL SCHEDULE of NONCASH INVESTING AND
     FINANCIAL ACTIVITIES
  Other real estate acquired in settlement of foreclosure                 --         $    213
                                                                    ========         ========

See Notes to Consolidated Financial Statements

                                 EAST PENN BANK
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2003
                                   (Unaudited)

1.    Basis of Presentation

            The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. The consolidated financial statements include the accounts of East Penn Bank (the "bank") and its wholly owned subsidiary, East Penn Mortgage Company, with all significant intercompany accounts and transactions eliminated.

            Operating results for the six-month period ended June 30, 2003, are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the financial statements and footnotes thereto included in the bank's Annual Report on Form 10-K for the year ended December 31, 2002.

2.    Formation of Bank Holding Company and Subsequent Event

            In November 2002, the Board of Directors of the bank approved the formation of a bank holding company to be named East Penn Financial Corporation (the "bank holding company"). The formation of the bank holding company was approved by shareholders at the May 23, 2003 Annual Meeting. The bank merged and reorganized as a wholly owned subsidiary of the bank holding company on July 1, 2003. Stockholders of East Penn Bank became stockholders of East Penn Financial Corporation.

            On July 31, 2003 East Penn Statutory Trust I (the "trust"), a Connecticut statutory business trust and a wholly-owned subsidiary of East Penn Financial Corporation, issued $8.0 million of capital trust pass-through securities to investors. The securities have a fixed rate of 6.8% through September 17, 2008 and a floating rate of the 3 month LIBOR plus 3.10% after September 17, 2008. The trust purchased $8.0 million of junior subordinated deferrable interest debentures from East Penn Financial Corporation. The debentures are the sole asset of the trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. East Penn Financial Corporation has also fully and unconditionally guaranteed the obligations of the trust under the capital securities. The capital securities are redeemable by East Penn Financial Corporation on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Financing costs of $240,000 related to the company's issuance of mandatory redeemable capital debentures will be amortized over a five-year period and will be included in other assets.

3.    Earnings per Share

            The following table sets forth the computation of basic and diluted earnings per share:

                                                                 Six Months Ended                     Three Months Ended
                                                         --------------------------------        ----------------------------
                                                             June 30,          June 30,            June 30,         June 30,
                                                               2003              2002                2003             2002
                                                         --------------------------------        ----------------------------
Net income applicable to common stock                    $    1,239,000    $    1,038,000        $  651,000        $  576,000
                                                         ================================        ============================
Weighted-average common shares outstanding                    6,602,738         6,602,552         6,602,922         6,602,552
Effect of dilutive securities, stock options                      6,692               443            11,790               403
                                                         --------------------------------        ----------------------------
Weighted-average common shares outstanding
     used to calculate diluted earnings per share             6,609,430         6,602.995         6,614,712         6,602,955
                                                         ================================        ============================

Basic earnings per share                                 $         0.19    $         0.16        $     0.10        $     0.09
                                                         ================================        ============================
Diluted earnings per share                               $         0.19    $         0.16        $     0.10        $     0.09
                                                         ================================        ============================

4.    Comprehensive Income

            The components of other comprehensive income and related tax effects for the six months ended June 30, 2003 and 2002 are as follows:

                                                     Six Months Ended            Three Months Ended
                                                 -----------------------       ----------------------
                                                 June 30,       June 30,       June 30,      June 30,
                                                   2003           2002           2003          2002
                                                 -----------------------       ----------------------
(In thousands)

Unrealized holding gains on
     available for sale securities                $ 925         $ 1,152         $ 582         $ 771

Less reclassification adjustments for
     gains (losses) included in net income            5              --             5            --
                                                  -------------------------------------------------

Net unrealized gains                                920           1,152           577           771
Tax effect                                         (313)           (391)         (196)         (262)
                                                  -------------------------------------------------

         Net of tax amount                        $ 607         $   761         $ 381         $ 509
                                                  =================================================

5.    Stock Option Plan

            The bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation costs have been recognized for options granted in 2003 and 2002. Had compensation costs for stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with the provisions of SFAS No. 123, the bank's net income and earnings per share for the quarters ended June 30, 2003 and 2002, would have been reduced to the pro forma amounts indicated below:

                                                             Six Months Ended                Three Months Ended
                                                        --------------------------        ------------------------
                                                         June 30,         June 30,         June 30,       June 30,
                                                           2003             2002             2003           2002
                                                        --------------------------        ------------------------
                                                                (In Thousands, except Per Share Amounts)
Net income as reported                                  $   1,239        $   1,038        $     652      $     576
Total stock-based compensation cost, net of tax,
         that would have been included in the
         determination of net income if the fair
         value based method had been applied
         to all awards                                          2                2                2              2
                                                        --------------------------        ------------------------

Pro forma net income                                    $   1,237        $   1,036        $     650      $     574
                                                        ==========================        ========================

Basic earnings per share:
         As reported                                    $    0.19        $    0.16        $    0.10      $    0.09
         Pro forma                                      $    0.19        $    0.16        $    0.10      $    0.09
Diluted earnings per share:
         As reported                                    $    0.19        $    0.16        $    0.10      $    0.09
         Pro forma                                      $    0.19        $    0.16        $    0.10      $    0.09

6.    New Accounting Standards

            In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. FIN 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies." In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, which would include standby letters of credit. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this Interpretation, including, among others, guarantees related to commercial letters of credit and loan commitments. The disclosure requirements of FIN 45 require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The accounting recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Adoption of FIN 45 did not have a significant impact on the bank's financial condition or results of operations.

            Written outstanding letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The bank had $614,000 of standby letters of credit as of June 30, 2003. The bank uses the same credit policies in making conditional obligations as it does for on-balance sheet instruments.

            The majority of these standby letters of credit expire within the next six months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2003 for guarantees under standby letters of credit issued after December 31, 2002 is not material.

            In April 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities". This statement clarifies the definition of a derivative and incorporates certain decisions made by the board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003, and should be applied prospectively. The provisions of the statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective effective dates. Adoption of this standard is not expected to have a significant impact on the bank's financial condition or results of operations.

            In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." This interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after January 31, 2003. The consolidation requirements apply immediately to VIEs created after January 31, 2003 and are effective for the first fiscal year or interim period beginning after June 12, 2003 for VIEs acquired before February 1, 2003. The adoption of this interpretation did not have any impact on the Bank's financial condition or results of operations.

            In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have any impact on the Bank's financial condition or results of operations.

7.    Reclassifications

            Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation format. Such reclassifications had no impact on the bank's net income.

ITEM 2

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                  June 30, 2003

      The following is management's discussion and analysis of the significant changes in the consolidated results of operations, capital resources and liquidity presented in the accompanying unaudited consolidated financial statements for East Penn Bank and its wholly owned subsidiary, East Penn Mortgage Company. This discussion should be read in conjunction with the preceding consolidated financial statements and related footnotes as well as with the bank's December 31, 2002 Annual Report on Form 10-K. Current performance does not guarantee and may not be indicative of similar performance in the future.

      In addition to historical information, this quarterly report on Form 10-Q contains forward-looking statements. The forward-looking statements contained in this report are subject to certain risks, assumptions and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from those projected in the forward-looking statements. Additional factors that might cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to:

      -     operating, legal and regulatory risks,

      - economic, political and competitive forces affecting the bank's services, and

      - the risk that management's analyses of these risks could be incorrect and/or that the strategies developed to address them could be unsuccessful.

      The bank's forward-looking statements are relevant only as of the date on which the statements are made. By making forward-looking statements, the bank assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. Readers should carefully review the risk factors described in other periodic reports and public documents that the bank files from time to time with the Board of Governors of the Federal Reserve System.

CRITICAL ACCOUNTING POLICIES

      Disclosure of the bank's significant accounting policies is included in
Note 2 to the consolidated financial statements of the bank's Annual Report on Form 10-K/A for the year ended December 31, 2002. Some of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. Additional information is contained on pages 12 and 15 of this report for the provision and allowance for loan losses.

OVERVIEW

      Net income for the six months ended June 30, 2003 and 2002 was $1,239,000 and $1,038,000, respectively. The increase of $201,000, or 19.4%, is due in part to an increase of 12.6% in net interest income and a 22.7% increase in the bank's non-interest income, primarily due to an increase in customer service fees and fees from mortgage banking activities. On a basic and diluted per share basis, net income for the six months ended June 30, 2003 was $0.19, respectively, as compared with $0.16 for the six months ended June 30, 2002. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, increased to .89% for the first six months of 2003 from .85% for the first six months of 2002 as a result of the increase in net income. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 12.35% and 12.14% for the first six months of 2003 and 2002, respectively.

      During the first six months of 2003, the bank's assets grew $24,175,000, or 8.9%, to $296,252,000 as of June 30, 2003 from $272,077,000 as of December
31, 2002. This is primarily attributable to growth in loans, which increased $11,513,000, or 6.6%, and investment security growth of $17,023,000, or 26.5%, during the first six months of 2003.

      The bank's asset growth was funded primarily by deposit growth. Total deposits increased by $24,799,000, or 10.2%, during the first six months of 2003 to $268,439,000 as of June 30, 2003 from

$243,640,000 as of December 31, 2002. This compares to an increase of $16,457,000, or 8.0%, to $223,093,000 during the same period in 2002.

RESULTS OF OPERATIONS

Net Interest Income

      For the three months ended June 30, 2003, total interest income decreased by $19,000, or 0.5%, to $3,617,000 compared with $3,636,000 for the three months ended June 30, 2002. Although average interest-earning assets increased, the decrease in interest rates limited the growth of interest income.

      Total interest expense decreased by $222,000, or 16.5%, to $1,121,000 for the three months ended June 30, 2003 from $1,343,000 for the three months ended June 30, 2002. Interest expense declined due to declining interest rates even though average interest bearing liabilities increased.

      Net interest income increased by $203,000, or 8.9%, to $2,496,000 for the three months ended June 30, 2003 from $2,293,000 for the three months ended June 30, 2002.

      For the six months ended June 30, 2003, total interest income increased by $44,000, or 0.6%, to $7,188,000 compared with $7,144,000 for the six months ended June 30, 2002. This increase is the result of a 14.3% increase in average interest-earning assets, which grew $32,675,000, to $260,841,000 for the first six months of 2003 compared with $228,166,000 for the first six months of 2002. While the yield on the average interest-earning assets decreased to 5.56% for the six months ended June 30, 2003 from 6.31% for the same period in 2002 as a result of declining interest rates, the overall growth in average interest-earning assets helped to minimize the impact of declining interest rates.

      Total interest expense decreased by $504,000, or 18%, to $2,303,000 for the six months ended June 30, 2003 from $2,807,000 for the six months ended June 30, 2002. This decrease is attributable to the decline in interest rates even though average interest bearing liabilities increased $26,482,000, or 13.2%, to $226,959,000 for the first six months of 2003 from $200,477,000 for the first six months of 2002. Cost of funds decreased 27.3% to 2.05% for the first six months of 2003 compared to 2.82% for the same period in 2002.

      Net interest income increased by $548,000, or 12.6%, to $4,885,000 for the six months ended June 30, 2003 from $4,337,000 for the six months ended June 30, 2002. The bank's net interest rate spread increased to 3.51% for the first six months of 2003 from 3.49% for the first six months in 2002. The net interest margin decreased to 3.78% from 3.83% for the six-month periods ending June 30, 2003 and 2002, respectively. Although interest rates remained at their historic lows during 2003, the bank was able to limit the decline or deterioration of its net interest rate spread and net interest margin by managing the growth and pricing of its interest sensitive assets and liabilities.

Provision for Loan Losses

      The provision for loan losses was $114,000 for the three months ended June 30, 2003 compared with $87,000 for the three months ended June 30, 2002.

      For the six months ended June 30, 2003, the provision for loan losses was $228,000, an increase of $54,000, or 31%, compared with $174,000 for the six months ended June 30, 2002. The increase in the provision was the result of the growth in the loan portfolio, which increased 6.6% to $186,333,000 at June 30, 2003 from $174,820,000 at December 31, 2002.

      The allowance for loans losses represented 1.25% of total loans at June 30, 2003 compared with 1.22% as of December 31, 2002 and 1.17% as of June 30, 2002. Management performs ongoing assessments of the loan loss reserve in relation to credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for the periods presented.

Other Income

      For the three months ended June 30, 2003, other income was $480,000, an increase of $118,000, or 32.6%, compared with $362,000 for the three months ended June 30, 2002. This was due to increased fee income charged for miscellaneous services provided to bank customers and mortgage banking activities.

      Other income for the six months ended June 30, 2003 increased by $172,000, or 22.7%, to $931,000 from $759,000 for the six months ended June 30, 2002. This increase is due to a $72,000 increase in mortgage banking fees associated with the increased volume in mortgages originated by the bank and sold in the secondary market, a $64,000 increase in customer service fees, a $5,000 gain on the sale of securities, an increase of $35,000 in other income, offset by a $4,000 decline in income from an investment in life insurance.

Other Expenses

      Other expenses, which include salary, occupancy, equipment and all other expenses incidental to the operation of the bank, increased to $1,993,000 for the second quarter of 2003 from $1,809,000 for the second quarter of 2002. The $184,000, or 10.2% increase is the result of the bank's continued growth.

      Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $114,000, or 11.6%, to $1,096,000 for the second quarter of 2003 from $982,000 for the second quarter in 2002. The increase is primarily attributable to the increase in normal salary and medical benefit costs.

      Occupancy expenses decreased $14,000, or 9.9%, to $128,000 for the three months ended June 30, 2003 from $142,000 for the three months ended June 30, 2002. The decrease was due to the fact that no new branch locations were opened.

      Equipment expense increased $19,000, or 10.4%, to $202,000 for the three months ended June 30, 2003 from $183,000 for the three months ended June 30, 2002. This increase is associated with the continued growth of the bank.

      Other operating expenses during the second quarter of 2003 increased $65,000, or 12.9%, to $567,000 from $502,000 during the second quarter of 2002.
The increase is associated with the continued growth of the bank.

      For the six months ended June 30, 2003, other expenses increased $360,000, or 10.0%, to $3,943,000 from $3,583,000 for the six months ended June 30, 2002.
The impact of the increase was minimized as a result of management's ongoing efforts to control non-interest expenses as the bank continues to grow.

      Salary expenses and related employee benefits were $2,186,000 for the six months ended June 30, 2003, an increase of $234,000, or 12%, compared with $1,952,000 for the six months ended June 30, 2002. The increase is attributable to staff additions, normal salary increases and increased medical benefit costs.

      Occupancy expenses for the first six months of 2003 increased to $295,000 from $283,000 for the first six months of 2002. The fact that the bank did not open any new branches during 2002 and through the second quarter of 2003 helped to limit the growth in these expenses to 4.2%.

      Equipment expenses increased $13,000, or 3.7%, to $365,000 for the first six months of 2003 from $352,000 for the first six months of 2002. The increase in this expense category was due to purchases made to replace and upgrade equipment.

      Other operating expenses increased $101,000, or 10.1%, to $1,097,000 for the six months ended June 30, 2003 from $996,000 for the six months ended June 30, 2002 as a result of the bank's growth.

Income Taxes

      Income tax expense was $218,000 for the three months ended June 30, 2003, an increase of $35,000, or 19.1%, compared with $183,000 for the three months ended June 30, 2002.

      For the six months ended June 30, 2003, the tax provision was $406,000 compared with $301,000 for the six months ended June 30, 2002. This increase of $105,000, or 34.9%, is the result of achieving a higher level of pre-tax net income with a level amount of tax-exempt income.

Net Income

      Net income for the three months ended June 30, 2003 was $651,000, an increase of $75,000, or 13%, compared with $576,000 for the three months ended June 30, 2002. This increase in net income is the result of increases of $203,000 in net interest income and $118,000 in other income, which offset the increases of $27,000 in the provision for loan losses, $184,000 in other expenses and $35,000 in taxes. Basic and diluted earnings per share for the three months ended June 30, 2003 were each $0.10 compared with $0.09 for the three months ended June 30, 2002.

      Net income for the first six months of 2003 was $1,239,000, an increase of $201,000, or 19.4%, compared with $1,038,000 for the first six months of 2002. This increase in net income was the result of increases of $548,000 in net interest income and $172,000 in other income, which offset the increases of $54,000 in the provision for loan losses, $360,000 in other operating expenses and $105,000 in federal income tax expense. The increase in net income was attributable to declining rates, where the expense associated with interest sensitive liabilities had decreased at a faster pace than the income derived from interest sensitive assets, and an increase in other income, primarily derived from increased customer service fees and mortgage banking activities. Basic and diluted earnings per share for the six months ended June 30, 2003 was $0.19 compared with $0.16 for the six months ended June 30, 2002.

FINANCIAL CONDITION

Securities

      The bank's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by the bank's Asset/Liability Committee on a monthly basis.

      Although the bank generally intends to hold its securities portfolio to maturity, a significant portion of the securities portfolio is classified as available for sale, with new purchases generally categorized as available for sale. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. The bank invests in securities for the yield they produce and not to profit from trading. The bank holds no trading securities in its portfolio.

      The securities portfolio at June 30, 2003 was $81,252,000, compared to $64,229,000 at December 31, 2002, an increase of $17,023,000, or 26.5%. The growth was attributable to the bank's increased liquidity. Securities available for sale increased to $80,195,000 at June 30, 2003 from $62,421,000 at December 31, 2002, while securities held to maturity were $1,057,000 at June 30, 2003 compared with $1,808,000 at December 31, 2002.

      The carrying value of the available for sale portion of the portfolio at June 30, 2003 includes an unrealized gain of $2,206,000 (reflected as accumulated other comprehensive income of $1,456,000 in stockholders' equity, net of deferred income tax liability of $750,000). This compares with an unrealized gain at December 31, 2002 of $1,286,000 (reflected as accumulated other comprehensive income of $849,000 in stockholders' equity, net of deferred income tax liability of $437,000).

Loans

      The loan portfolio comprises the major component of the bank's earning assets. Gross loans receivable, net of unearned fees and origination costs, increased by $11,705,000, or 6.6%, to $188,692,000 at June 30, 2003 from
$176,987,000 at December 31, 2002. Loans represented 70.3% of total deposits at June 30, 2003 as compared to 72.6% at December 31, 2002.

Credit Risk and Loan Quality

      The bank continues to be prudent in its efforts to minimize credit risk. The bank's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, the internal loan review process monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the board of directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expenses that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio.

      The allowance for loan losses at June 30, 2003 and December 31, 2002 was $2,359,000 and $2,167,000, respectively, compared to $2,018,000 at June 30,
2002. The increase in the allowance was attributable, in part, to the growth of the loan portfolio and the shift in the loan mix, where there was growth in commercial borrowings, which generally carry a higher level of credit risk. At June 30, 2003, the allowance for loan losses represented 1.25% of the gross loan portfolio, compared with 1.22% at December 31, 2002. This compares to 1.17% at June 30, 2002. At June 30, 2003, management believes the allowance for loan loss reserve to be reasonable and adequate to meet potential losses.

      Table 1 - "Analysis of Allowance for Loan Loss" - details the activity, which occurred in the allowance over the first six months of 2003 and 2002, respectively.

      Table 1 - Analysis of Allowance for Loan Loss (1)

       (in thousands)
                                                             2003        2002
                                                           -------     -------
      Balance, beginning of year                           $ 2,167     $ 1,843
      Provision charged to operating  expense                  228         174

      Charge-offs:
        Commercial                                               0           0
        Real estate                                              0           0
        Consumer                                               (40)         (3)
                                                           -------     -------
        Total charge-offs                                      (40)         (3)

      Recoveries:
        Commercial                                               0           0
        Consumer                                                 4           4
                                                           -------     -------
        Total recoveries                                         4           4

      Net recoveries (charge-offs)                             (36)          1
                                                           -------     -------
                                                           $ 2,359     $ 2,018
                                                           =======     =======

      Net (charge-offs) recoveries to average net loans      (0.02)%     (0.00)%

(1)   Bank's loan portfolio is entirely domestic

      The bank's lending policy is executed through the assignment of tiered loan limit authorities to individual officers of the bank, the officer's loan committee, the board loan committee and the board of directors. Although the bank maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The bank's policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis, a Watch List of potentially troubled loans is prepared and presented to the board of directors. Management is not aware of any material potential loan problems that have not been disclosed in this report.

      Table 2 - "Asset Quality Ratios" - summarizes pertinent asset quality ratios at June 30, 2003 and December 31, 2002.

      Table 2 -Asset Quality Ratios

                                                         6/30/03       12/31/02
                                                         -------       --------
        Non-accrual loans/Total loans                      0.35%          0.39%
        Non-performing assets (1) /Total loans             0.51%          0.71%
        Net (charge-offs) recoveries/Average loans         0.02%          0.03%
        Allowance/Total loans                              1.25%          1.22%
        Allowance/Non-accrual  loans                     354.20%        314.51%
        Allowance/Non-performing assets (1)              245.73%        172.53%

(1)   - Includes non-accrual loans.

      At June 30, 2003, the bank had other real estate owned as acquired through foreclosure, in the amount of $277,000, which decreased $82,000, from $359,000 at December 31, 2002 as a result of the sale of a residential property loan. The bank expects to dispose of the remaining properties with minimal or no loss.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category. The majority of the bank's lending is made within its primary market area, which includes Emmaus and the East Penn community in Lehigh County, Pennsylvania.

Bank Owned Life Insurance

      The bank has bank owned life insurance ("BOLI") for a chosen group of employees, namely its officers, where the bank is the owner and beneficiary of the policies. The bank's deposits funded the BOLI and the earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the bank. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer.

      The bank had $5,297,000 and $5,163,000 in BOLI as of June 30, 2003 and December 31, 2002, respectively. Although the BOLI is an asset that may be liquidated, it is the bank's intention to hold this pool of insurance because it provides tax-exempt income that enhances the bank's capital position.

Deposits

      Deposits are the major source of the bank's funds for lending and investment purposes. Total deposits at June 30, 2003 were $268,439,000, an increase of $24,799,000, or 10.2%, from total deposits of $243,640,000 at December 31, 2002.

Federal Funds Purchased and Securities Sold under Agreements to Repurchase

      There were no outstanding federal funds purchased at June 30, 2003 and December 31, 2002, respectively. The bank has a $4,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank, Camp Hill, Pennsylvania ("ACBB").

      Securities sold under agreements to repurchase were $6,040,000 at June 30, 2003 compared to $7,829,000 at December 31, 2002. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract.

Other Borrowed Funds

      The bank had no short-term or long-term debt outstanding balances at June 30, 2003 and December 31, 2002, respectively.

      In addition to the bank's federal funds line of credit with its main correspondent bank, the bank also has a maximum borrowing capacity of approximately $105,371,000 with the Federal Home Loan Bank of Pittsburgh ("FHLB").

Asset/Liability Management

      The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest-earning assets and interest bearing liabilities at specific points in time. The imbalance between interest-earning assets and interest bearing liabilities is commonly referred to as the interest rate gap. The interest rate gap is one measure of the risk inherent in the existing balance sheet as it relates to potential changes in net interest income. Maintaining an appropriate balance between interest-earning assets and interest bearing liabilities is a means of monitoring and possibly avoiding material fluctuations in the net interest margin during periods of changing interest rates.

      The bank's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The bank manages its balance sheet with the intent of stabilizing net interest income and net economic value under a broad range of interest rate environments. The bank has the ability to effect various strategies to manage interest rate risk, which include, but are not limited to, selling newly originated residential mortgage loans, controlling the volume mix of fixed/variable rate commercial loans and securities, increasing/ decreasing deposits via interest rate changes, borrowing from the FHLB, and buying/selling securities. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the bank dependable and steady growth in net interest income, while at the same time, managing the related risks.

Liquidity

      Liquidity represents the bank's ability to efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

      Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $9,902,000 at June 30, 2003, compared to $15,805,000 at December 31, 2002.
Additional asset liquidity sources include principal and interest payments from securities in the bank's investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At June 30, 2003, available for sale securities of $80,195,000 were readily available for liquidity purposes, compared to $62,421,000 at December 31, 2002.

      Liability liquidity sources include attracting deposits at competitive rates. Deposits at June 30, 2003 were $268,439,000, compared to $243,640,000 at December 31, 2002. In addition, the bank has federal fund lines of credit with its main correspondent bank, ACBB, and with the FHLB, which are reliable sources for short and long-term funds.

      The bank's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at June 30, 2003 were $62,104,000, which consisted of $44,449,000 in unfunded commitments of existing loans, $17,041,000 to grant new loans and $614,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to the bank. Management believes that any amounts actually drawn upon can be funded in the normal course of operations and therefore, do not represent a significant liquidity risk to the bank.

      Management is of the opinion that its liquidity position, at June 30, 2003, is adequate to respond to fluctuations "on" and "off" the balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the bank's inability to meet anticipated or unexpected liquidity needs.

Capital

      Pertinent capital information and ratios are detailed in Table 3.

      Table 3 - Capital Ratios

          (in thousands)                            3/31/03            12/31/02
                                                  ----------         ----------

      Tier I  - Total Stockholders' Equity        $   19,402         $   18,815
      Tier II - Allowance for Loan Loss                2,359              2,167
              - Other                                      0                  0
                                                  ----------         ----------
                Total Risk-Based Capital          $   21,761         $   20,982
                                                  ==========         ==========

      Capital Ratios:
       Tier I Risk-Based Capital                        9.72%              10.1%
        Minimum Required                                 4.0%               4.0%

        Total Risk-Based Capital                       10.90%              11.3%
        Minimum Required                                 8.0%               8.0%

        Tangible Tier I Capital Ratio                   6.76%               7.1%
        Minimum Required                             3% to 5%           3% to 5%

      These capital ratios continue to remain at levels, which are considered to be "well-capitalized" as defined by regulatory guidelines.

      Banking laws and regulations limit the amount of cash dividends that may be paid without prior approval from the bank's regulatory agencies. On May 15, 2003, the board of directors authorized and declared the third annual cash dividend in the amount of $0.10 per share, payable on June 30, 2003 to all shareholders of record on June 16, 2003. The total cash dividend, which decreased retained earnings was $661,000.

      Subsequent to June 30, 2003, East Penn Financial Corporation raised an additional $8.0 million in Tier I capital through the issuance of junior subordinated debentures to a statutory trust subsidiary. The subsidiary in turn issued $8.0 million in capital trust pass through securities to investors in a private placement. The securities bear a fixed interest rate of 6.8% through September 17, 2008. The interest rate after September 17, 2008 will be floating at the three month LIBOR rate plus 310 basis points. The securities may be called at par any time after September 17, 2008 and mature September 17, 2033.

      Restrictions under the Pennsylvania Banking Code of 1965 are placed on the size of a bank's investment in fixed assets as a percentage of equity. Presently, the bank exceeds the allowable limit of 25% of equity, as defined by the Pennsylvania Department of Banking. The bank's fixed assets as a percentage of equity are 29.6% at June 30, 2003 as compared with 33.0% at June 30, 2002. Generally, the bank contacts the Department of Banking prior to the acquisition of material dollar fixed asset additions to obtain the Department's approval. On an ongoing basis, compliance with this section of the Banking Code is expected to occur through normal depreciation adjustments and retention of earnings.

ITEM 3

      Quantitative and Qualitative Disclosures About Market Risk

      In the normal course of conducting business activities, the bank is exposed to market risk, principally interest risk. Interest risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and values of financial instruments. The asset/liability committee, using policies and procedures approved by the board of directors, is responsible for managing the rate sensitivity position.

      No material changes in the market risk strategy occurred during the current period. No material changes have been noted in the bank's equity value at risk. A detailed discussion of market risk is provided in the Form 10-K for the period ended December 31, 2002.

ITEM 4

Controls and Procedures

      (a)   Evaluation of disclosure controls and procedures

            As of June 30, 2003, the bank carried out an evaluation, under the supervision and with the participation of the bank's management, including the bank's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the bank's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the bank's disclosure controls and procedures are effective in timely alerting them to material information relating to the bank (including its consolidated subsidiary) required to be included in the bank's periodic filings.

      (b)   Changes in internal controls.

            The bank made no significant changes in its internal controls or in other factors that could significantly affect these controls during the quarter ended June 30, 2003, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

                  In the opinion of the bank, after review with legal counsel, there are no proceedings pending to which the bank is a party or to which its property is subject, which, if determined adversely to the bank, would be material in relation to the bank's financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the bank by governmental authorities.

Item 2. Changes in Securities and Use of Proceeds

                  Nothing to report.

Item 3. Defaults upon Senior Securities

                  Nothing to report.

Item 4. Submission of Matters to a Vote of Security Holders

                  The bank held its annual meeting of stockholders on May 22,
            2003 at the Allen Organ Company located at 3370 Route 100, Macungie, PA 18062. The Judges of Election reported that the results of the balloting revealed that holders of 6,081,320 shares of common stock, representing 92.1% of the total number of shares outstanding, were represented in person or by proxy at the 2003 annual meeting of shareholders.

                  The following outlines the items voted on at the meeting as well as the votes cast for, against and non-vote for each item.

      I. Reorganization of East Penn Bank as the subsidiary of East Penn Bank Financial Corporation.

                                                                       Broker
                    For              Against          Abstain         Non-Vote
                -----------        -----------      -----------     ------------
                 5,239,977           309,645          533,646          519,284

      II. Election of Class B Directors to serve for a three-year term expiring 2006.

                                                                     Withhold
                                                   For               Authority
                                              -------------        -------------
                Dale A. Dries                   5,972,781             108,539
                Thomas R. Gulla                 6,005,098              76,222
                Linn H. Schantz                 5,973,979             107,341
                Donald S. Young                 5,984,231              97,089

            The following summarizes the other classes of directors whose respective terms were not subject to re-election:

            Class A Directors (to serve until 2005)

            Gordon K. Schantz
            Donald R. Schneck
            Konstantinos A. Tantaros
            Dr. F. Geoffrey Toonder

            Class C Directors (to serve until 2004)

            Brent L. Peters
            Forrest A. Rohrbach
            Peter l. Shaffer

      III. Ratification of the selection of Beard Miller Company, LLP, Certified Public Accountants, as independent auditors of the bank for 2003.

                                  For           Against           Abstain
                             -----------      -----------      ------------
                              6,017,829          46,831            16,660

      IV. Adjournment in the event that there are not sufficient votes to constitute a quorum or approve the adoption of the plan of reorganization and plan of merger at the time of the annual meeting.

                                  For           Against           Abstain
                             -----------      -----------      ------------
                              5,727,892         246,771           106,657

Item 5. Other Information

                  Nothing to report.

Item 6. Exhibits and Reports on Form 8-K

      (a)   Exhibits:

            2.1 Plan of Reorganization, dated February 27, 2003, between East Penn Bank, East Penn Financial Corporation and East Penn Interim Bank is incorporated by reference to
                        Exhibit 2.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Federal Reserve Board of Governors.

            2.2 Plan of Merger, dated February 27, 2003, between East Penn Bank and East Penn Interim Bank is incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Federal Reserve Board of Governors.

            3(i)(a) Registrant's Articles of Incorporation, as amended, are incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report in Form 10-K for the year ended December 31, 1999 as filed with the Federal Reserve Board of Governors.

            3(i)(b) Amendment to Article Sixth of the Registrant's Articles of Incorporation, dated March 16, 2000, are incorporated by reference to Exhibit 3(i)(b) to the Registrant's Form 10-Q for the three months ended March 31, 2000.

            3(ii) Registrant's By-Laws, as amended, are incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Federal Reserve Board of Governors.

            10.1 Executive Employment Agreement between the Registrant and Brent L. Peters, dated April 12, 2001, is incorporated herein by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Federal Reserve Board of Governors.

            10.2 The 1999 Independent Directors Stock Option Plan for the benefit of non-employee directors is incorporate herein by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Federal Reserve Board of Governors.

            10.3 The 1999 Stock Incentive Plan for the benefit of officers and key employees is incorporated herein by reference to Exhibit 10.3 to East Penn Bank's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Federal Reserve board of Governors.

            10.4 The Supplemental Executive Retirement Plan ("SERP") between East

                        Penn Bank and Brent L. Peters, dated May 31, 2001, is incorporated herein by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Federal Reserve Board of Governors.

            11 Statement re: Computation of per share earnings is incorporated by reference herein Note 3 on page 8 of this Form 10-Q.

            31.1 Certification of Chief Executive Officer pursuant to Rule 13a-4(a)/15d-14(a).

            31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a).

            32.1        Certification of Chief Executive Officer pursuant to
                        Section 1350.

            32.2        Certification of Chief Financial Officer pursuant to
                        Section 1350.

      (b)   Reports on Form 8-K

                               Nothing to report.

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 EAST PENN BANK
                                    (Registrant)


                                 By /s/ Brent L. Peters
                                    ----------------------------------------
                                    Brent L. Peters
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)

                                 Date: August 14, 2003


                                 By /s/ Theresa M. Wasko
                                    ----------------------------------------
                                    Theresa M. Wasko
                                    Senior Vice President - CFO
                                    (Principal Financial and Accounting Officer)

                                 Date: August 14, 2003

                                  Exhibit Index

2.1 Plan of Reorganization, dated February 27, 2003, between East Penn Bank, East Penn Financial Corporation and East Penn Interim Bank is incorporated by reference to Exhibit 2.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Federal Reserve Board of Governors.

2.2 Plan of Merger, dated February 27, 2003, between East Penn Bank and East Penn Interim Bank is incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Federal Reserve Board of Governors.

3(i)(a) Registrant's Articles of Incorporation, as amended, are incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

3(i)(b) Amendment to Article Sixth of the Registrant's Articles of Incorporation, dated March 16, 2000, are incorporated by reference to Exhibit 3(i)(b) to the Registrant's Form 10-Q for the three months ended March 31, 2000.

3(ii) Registrant's By-Laws, as amended, are incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

12.1        Executive Employment Agreement between the Registrant and Brent L.
            Peters, dated April 12, 2001, is incorporated herein by reference to
            Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

12.2 The 1999 Independent Directors Stock Option Plan for the benefit of non-employee directors is incorporated herein by reference to
            Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

12.3 The 1999 Stock Incentive Plan for the benefit of officers and key employees is incorporated herein by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

12.4 The Supplemental Executive Retirement Plan ("SERP") between East Penn Bank and Brent L. Peters, dated May 31, 2001, is incorporated herein by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

13 Statement re: Computation of per share earnings is incorporated by reference herein to Note 3 on page 8 of this Form 10-Q.

31.1        Certification of Chief Executive Officer pursuant to Rule
            13a-4(a)/15d-14(a).

31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a).

32.1        Certification of Chief Executive Officer pursuant to Section 1350.

32.2        Certification of Chief Financial Officer pursuant to Section 1350.

                                  EXHIBIT 31.1
                                  CERTIFICATION

I, Brent L. Peters, President and Chief Executive Officer, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of East Penn Bank;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of June 30, 2003 (the "Evaluation Date"); and

      c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on the required evaluation as of the Evaluation Date.


5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and


6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls during the quarter ended June 30, 2003, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:    August 14, 2003                   By:  /s/  Brent L. Peters
         ---------------                      ----------------------------------
                                           BRENT L. PETERS
                                           President and Chief Executive Officer

                                  EXHIBIT 31.2
                                  CERTIFICATION

I, Theresa M. Wasko, Senior Vice President and Chief Financial Officer, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of East Penn Bank;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for the periods presented in this quarterly report;

 4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of June 30, 2003 (the "Evaluation Date"); and

      d) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on the required evaluation as of the Evaluation Date.


5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and


6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls during the quarter ended June 30, 2003, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:    August 14, 2003       By:  /s/  Theresa M. Wasko
         ---------------          ----------------------------------------------
                               THERESA M. WASKO
                               Senior Vice President and Chief Financial Officer

                                  Exhibit 32.1


          CERTIFICATIONS PURSUANT TO 18 U.S.C. SECTION 1350 AS ADDED BY
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



      In connection with the Quarterly Report of East Penn Bank (the "bank") on Form 10-Q for the period ending June 30, 2003, as filed with the Federal Reserve Board of Governors (the "Report"), I, Brent L. Peters, President and Chief Executive Officer of the bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      o The Report fully complies with the requirements of Section 13(a) and 15(d) of the Securities and Exchange Act of 1934; and

      o To my knowledge, the information contained in the Report fairly presents, in all material respects, the bank's financial condition and results of operations of the bank as of the dates and for the periods presented in the Report.



 /s/ Brent L. Peters
------------------------------------------------------
Brent L. Peters, President and Chief Executive Officer

Dated:   August 14, 2003

                                  Exhibit 32.2


          CERTIFICATIONS PURSUANT TO 18 U.S.C. SECTION 1350 AS ADDED BY
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002






      In connection with the Quarterly Report of East Penn Bank (the "bank") on Form 10-Q for the period ending June 30, 2003, as filed with the Federal Reserve Board of Governors (the "Report"), I, Theresa M. Wasko, Senior Vice President and Chief Financial Officer of the bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      o The Report fully complies with the requirements of Section 13(a) and 15(d) of the Securities and Exchange Act of 1934; and

      o To my knowledge, the information contained in the Report fairly presents, in all material respects, the bank's financial condition and results of operations of the bank as of the dates and for the periods presented in the Report.




 /s/  Theresa M. Wasko
-------------------------------------------------------------------
Theresa M. Wasko, Senior Vice President and Chief Financial Officer

Dated:   August 14, 2003